Exhibit (a)(1)(E)

SILGAN HOLDINGS INC.

OFFER TO PURCHASE FOR CASH

SHARES OF ITS COMMON STOCK FOR AN AGGREGATE PURCHASE PRICE OF $175 MILLION,

UP TO A MAXIMUM OF 5,600,000 SHARES

AT A PURCHASE PRICE NOT LESS THAN $31.25 PER SHARE

NOR GREATER THAN $35.25 PER SHARE IN A MODIFIED DUTCH AUCTION

THE OFFER AND YOUR RIGHT TO WITHDRAW YOUR SHARES WILL EXPIRE AT 5:00 P.M.,

NEW YORK TIME ON NOVEMBER 8, 2010, UNLESS THE OFFER IS EXTENDED.

SILGAN HOLDINGS INC. MAY EXTEND THE OFFER PERIOD AT ANY TIME.

October 8, 2010

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated October 8, 2010, and the related Letter of Transmittal in connection with the offer by Silgan Holdings Inc., a Delaware corporation (“Silgan”), to purchase for cash shares of its common stock, par value $0.01 per share, having an aggregate purchase price of $175 million, at a price not greater than $35.25 nor less than $31.25 per share, to the seller in cash, without interest (the “Offer”), as specified by stockholders tendering their shares, or such lesser amount of shares as are properly tendered.

Given the prices specified by tendering stockholders and the number of shares tendered and not properly withdrawn, Silgan will select the lowest purchase price per share specified by tendering stockholders (the “Selected Price”) that will enable Silgan to purchase shares of its common stock having an aggregate purchase price of $175 million or, if shares with an aggregate purchase price of less than $175 million are tendered at or below the maximum price of $35.25 per share, all shares that are properly tendered and not properly withdrawn. All shares acquired in the Offer will be purchased at the Selected Price.

Silgan’s Offer is being made upon the terms and subject to the conditions set forth in its Offer to Purchase, dated October 8, 2010, and in the related Letter of Transmittal which, together with the Offer to Purchase, as they may be amended and supplemented from time to time, constitute the Offer.

Only shares properly tendered at prices equal to or below the Selected Price and not properly withdrawn will be purchased. However, because of the “odd lot” priority, proration and conditional tender provisions described in the Offer to Purchase, all of the shares tendered at or below the Selected Price may not be purchased if shares of common stock having an aggregate purchase price of more than $175 million (as measured at the Selected Price) are properly tendered. All shares tendered and not purchased, including shares tendered at prices above the Selected Price and shares not purchased because of the “odd lot” priority, proration or the conditional tender procedures, will be returned at Silgan’s expense promptly following the expiration date. Silgan will not purchase fractional shares, and the total number of shares Silgan purchases will be rounded down to the largest number of whole shares that can be purchased for $175 million.

Silgan reserves the right, in its sole discretion, to purchase shares of common stock having an aggregate purchase price of more than $175 million pursuant to the Offer, subject to applicable law.

If the number of shares tendered at or below the Selected Price have an aggregate value in excess of $175 million, as measured at such Selected Price, Silgan will purchase shares at the Selected Price on a pro rata basis (subject to the “odd lot” priority as described in Section 1 of the Offer to Purchase and the considerations for conditional tenders as described in Section 6 of the Offer to Purchase) from all stockholders who properly tendered shares at or below the Selected Price, with appropriate adjustments to avoid purchases of fractional shares.

A tender of your shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender your shares held by us for your account.

Accordingly, please use the attached “Instruction Form” to instruct us as to whether you wish us to tender any or all of the shares we hold for your account on the terms and subject to the conditions of the Offer.

WE CALL YOUR ATTENTION TO THE FOLLOWING:

1. You may tender shares at prices not in excess of $35.25 nor less than $31.25 per share as indicated in the attached Instruction Form, in cash, without interest.

2. You should consult with your broker regarding the possibility of designating the priority in which your shares will be purchased in the event of proration.

3. The Offer is not conditioned upon any minimum number of shares being tendered or the receipt of financing. The Offer is, however, subject to various other conditions described in the Offer to Purchase.

4. The Offer and withdrawal rights will expire at 5:00 p.m., New York time, on November 8, 2010, unless Silgan extends the Offer.

5. The Offer is for shares of common stock having an aggregate purchase price of up to $175 million, or such lesser number of shares as are properly tendered and not withdrawn. At the minimum price of $31.25 per share in the Offer, Silgan will purchase a maximum of 5,600,000 shares, or approximately 7.29% of its outstanding common stock as of October 7, 2010, in the Offer. At the maximum price of $35.25 per share in the Offer, Silgan will purchase a maximum of 4,964,539 shares, or approximately 6.47% of its outstanding common stock as of October 7, 2010, in the Offer. Based on the foregoing, if the Offer is fully subscribed, Silgan will have between 71,186,941 and 71,822,402 shares outstanding following the consummation of the Offer. The number of shares of Silgan’s common stock outstanding will be further reduced upon the consummation of the transactions contemplated by the Stock Purchase Agreement (as defined below).

6. Tendering stockholders who are registered stockholders and who tender their shares directly to BNY Mellon Shareowner Services, as the depositary, will not be obligated to pay any brokerage commissions or fees, solicitation fees, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on Silgan’s purchase of shares under the Offer.

7. If you wish to tender portions of your shares at different prices, you must complete a separate Instruction Form for each price at which you wish to tender each portion of your shares. We must submit separate letters of transmittal on your behalf for each price you will accept.

8. The board of directors of Silgan has approved the Offer and the transactions contemplated by the Stock Purchase Agreement. However, none of Silgan’s management, its board of directors and executive officers, the information agent, the depositary or the dealer manager is making any recommendation to you as to whether you should tender or refrain from tendering your shares or as to what price or prices you should choose to tender your shares. Silgan is not making a recommendation as to whether you should tender shares in the Offer because it believes that you should make your own decision based on your views as to the value of Silgan’s shares, its prospects and anticipated capitalization following the Offer, as well as your liquidity needs, investment objectives and other individual considerations. Silgan’s directors and executive officers are entitled to participate in the Offer on the same basis as all other stockholders, and certain of Silgan’s directors and executive officers may tender shares in the Offer, including through the conditional exercise of some or all of such person’s stock options (the “Options”) under the Silgan Holdings Inc. Fourth Amended and Restated 1989 Stock Option Plan (the “1989 Plan”), the Silgan’ Holdings Inc. 2002 Non-Employee Directors Stock Option Plan (the “Directors Plan”), or the Silgan Holdings Inc. 2004 Stock Incentive Plan (the “2004 Plan”), as amended, and tender of the underlying shares, subject to acceptance in the Offer.

9. On October 7, 2010, Silgan entered into a stock purchase agreement (the “Stock Purchase Agreement”) with R. Philip Silver and D. Greg Horrigan, Silgan’s two largest stockholders and Non-Executive Co-Chairmen of Silgan’s board of directors. Pursuant to the Stock Purchase Agreement, each of Messrs. Silver and Horrigan has agreed not to exercise his right to tender any shares of Silgan’s common stock owned beneficially or of record by him in the Offer. Instead, Mr. Silver has agreed to sell to Silgan and/or cause certain entities holding shares of Silgan’s common stock that are beneficially owned by Mr. Silver (the “Silver Entities,” together with Mr. Silver, the “Silver Stockholders”) to sell to Silgan, and Silgan has agreed to purchase from the Silver Stockholders, and Mr. Horrigan has agreed to sell to Silgan and/or cause certain entities holding shares of Silgan’s common stock that are beneficially owned by Mr. Horrigan (the “Horrigan Entities,” together with Mr. Horrigan, the “Horrigan Stockholders”) to sell to Silgan, and Silgan has agreed to purchase from the Horrigan Stockholders, such number of shares of Silgan’s common stock which will result in each of Messrs. Silver and Horrigan, immediately following the consummation of the transactions contemplated by the Offer and the Stock Purchase Agreement, maintaining substantially the same percentage beneficial ownership interest in Silgan’s common stock that he has immediately prior to the consummation of the Offer. The purchase price under the Stock Purchase Agreement will be the same price per share as the Selected Price and will be paid on the 11th business day following the expiration time of the Offer. Mr. Silver shall have the right to allocate the shares of Silgan’s common stock to be purchased from the Silver Stockholders among the Silver Stockholders in his discretion, and Mr. Horrigan shall have the right to allocate the shares of Silgan’s common stock to be purchased from the Horrigan Stockholders among the Horrigan Stockholders in his discretion. Silgan will not purchase fractional shares pursuant to the Stock Purchase Agreement, and the number of shares Silgan purchases from each of the Silver Stockholders and the Horrigan Stockholders pursuant to the Stock Purchase Agreement will be rounded down to the largest number of whole shares that can be purchased to result in Messrs. Silver and Horrigan, respectively, maintaining substantially the same percentage beneficial ownership interest in Silgan’s common stock immediately following the consummation of the transactions contemplated by the Offer and the Stock Purchase Agreement that each such person has immediately prior to the consummation of the Offer. In addition, because the Silver Stockholders and the Horrigan Stockholders will not be participating in the Offer, they will not be making bids in the Offer that could influence the determination of the Selected Price. The transactions contemplated by the Stock Purchase Agreement are conditioned upon our purchasing shares of our common stock in the Offer in accordance with the Offer to Purchase.

10. If you wish to have us tender any or all of your shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. If you authorize us to tender your shares, we will tender all such shares unless you specify otherwise on the attached Instruction Form.

11. If you wish to exercise some or all of your Options in advance of the Offer in accordance with the 1989 Plan, the Directors Plan or the 2004 Plan, as applicable (which exercise cannot be revoked), and tender the shares received upon exercise in the Offer, you must exercise your Options no later than 5:00 p.m., New York time, on the date that is five (5) business days prior to the expiration date in order to have sufficient time for the exercise to settle and for you to tender the shares received upon exercise of Options in the Offer. Alternatively, if you wish to tender shares issuable upon the conditional exercise of some or all of your Options, subject to acceptance in the Offer, you will have, for administrative reasons, a deadline that is earlier than the expiration date for submitting instructions for such conditional exercise and tender, which deadline will be 5:00 p.m., New York time, on the date that is three (3) business days prior to the expiration date.

Please forward your Instruction Form to us as soon as possible to allow us ample time to tender your shares on your behalf prior to the expiration of the Offer.

The Offer is being made solely under the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of that jurisdiction.

INSTRUCTION FORM

INSTRUCTIONS FOR TENDER OF SHARES OF SILGAN HOLDINGS INC.

By signing this Instruction Form you acknowledge receipt of our letter and the enclosed Offer to Purchase, dated October 8, 2010, and the related Letter of Transmittal in connection with the Offer by Silgan Holdings Inc., a Delaware corporation (“Silgan”), to purchase shares of its common stock, $0.01 par value per share. Silgan is offering to purchase shares of common stock having an aggregate purchase price of $175 million at a price not greater than $35.25 nor less than $31.25 per share, to the seller in cash, without interest (the “Offer”), as specified by stockholders tendering their shares, or such lesser amount of shares as are properly tendered. Silgan’s Offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal, which, as they may be amended or supplemented from time to time, together constitute the Offer.

This will instruct us to tender to Silgan, on your behalf, the number of shares indicated below (or if no number is indicated below, all shares) which are beneficially owned by you but registered in our name, upon the terms and subject to the conditions of the Offer.

Number of shares to be tendered:                          shares. (Unless otherwise indicated, it will be assumed that all shares held by us for your account are to be tendered.)

PRICE AT WHICH YOU ARE TENDERING

(See Instruction 5 to the Letter of Transmittal)

You must check one box and only one box if you want to tender your shares. If more than one box is checked or if no box is checked, your shares will not be properly tendered.

SHARES TENDERED AT A PRICE DETERMINED BY YOU:

By checking one of the following boxes below INSTEAD OF THE BOX UNDER “SHARES TENDERED AT A PRICE DETERMINED PURSUANT TO OUR OFFER,” you are tendering shares at the price checked. This action would result in none of your shares being purchased if the Selected Price is less than the price checked below. If you want to tender portions of your shares at more than one price, you must complete a separate Instruction Form for each price at which you tender shares. The same shares cannot be tendered at more than one price.

PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED

☐ $31.25	☐ $32.50	☐ $33.75	☐ $35.00

☐ $31.50	☐ $32.75	☐ $34.00	☐ $35.25

☐ $31.75	☐ $33.00	☐ $34.25

☐ $32.00	☐ $33.25	☐ $34.50

☐ $32.25	☐ $33.50	☐ $34.75

OR

SHARES TENDERED AT A PRICE DETERMINED PURSUANT TO OUR OFFER:

☐	By checking THIS ONE BOX INSTEAD OF ONE OF THE PRICE BOXES ABOVE, you are tendering shares and are willing to accept the Selected Price in accordance with the terms of its Offer. This action will maximize the chance of having Silgan purchase your shares (subject to the possibility of proration). Note that this could result in your receiving a price per share as low as $31.25.

CONDITIONAL TENDER

(See Instruction 13 to the Letter of Transmittal)

You may condition your tender of shares on Silgan purchasing a specified minimum number of your tendered shares, all as described in Section 6 of the Offer to Purchase. Unless the minimum number of shares you indicate below is purchased by Silgan in its Offer, none of the shares you tender will be purchased. It is your responsibility to calculate that minimum number of shares that must be purchased if any are purchased, and you are urged to consult your own tax advisor before completing this section. Unless the following box has been checked and a minimum number of shares specified, your tender will be deemed unconditional.

☐	The minimum number of shares that must be purchased, if any are purchased, is: shares.

If, because of proration, the minimum number of shares that you designated above will not be purchased, Silgan may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, you must have tendered all your shares and checked the following box:

☐	The tendered shares represent all shares held by me.

The method of delivery of this document is at the option and risk of the tendering stockholder. If you decide to make delivery by mail, we recommend you use registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to assure delivery.

SIGN HERE:

Signature(s):

Print Name(s):

Address(es):

(Include Zip Code)

Area Code and Telephone Number:

Taxpayer Identification or Social Security Number:

Date:

My Account Number With You:

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